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                            STOCK PURCHASE AGREEMENT


                                      AMONG


                           ORLEANS HOMEBUILDERS, INC.


                         PARKER & LANCASTER CORPORATION


                                       AND


                     THE STOCKHOLDERS NAMED IN SCHEDULE 1.1


                          Dated as of October 12, 2000


           -----------------------------------------------------------

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

SECTION 1. ACQUISITION OF SHARES............................................1

   1.1   Sale and Purchase of Shares........................................1

SECTION 2. PURCHASE PRICE AND PAYMENT.......................................1

   2.1   Purchase Price.....................................................1
   2.2   Payment............................................................2
   2.3   Allocation of Consideration........................................3
   2.4   Additional Payment at Closing......................................3

SECTION 3...................................................................3


SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS.................3

   4.1   Power and Authorization............................................3
   4.2   No Conflicts.......................................................4
   4.3   Ownership of the Shares............................................4
   4.4   Brokers............................................................5

SECTION 5. REPRESENTATIONS AND WARRANTIES REGARDING COMPANY.................5

   5.1   Organization and Good Standing.....................................5
   5.2   Power and Authorization............................................5
   5.3   No Conflicts.......................................................6
   5.4   Capitalization.....................................................7
   5.5   Investments and Subsidiaries.......................................7
   5.6   Compliance with Laws...............................................8
   5.7   Litigation.........................................................8
   5.8   Financial Statements...............................................8
   5.9   [INTENTIONALLY OMITTED]............................................9
   5.10  Inventory..........................................................9
   5.11  Warranties.........................................................9
   5.12  Real Property......................................................9
   5.13  Personal Property.................................................12
   5.14  List of Properties, Contracts, etc................................12
   5.15  Contracts.........................................................14
   5.16  Insurance.........................................................14
   5.17  Previously Constructed Homes......................................14
   5.18  Suppliers.........................................................15
   5.19  Taxes.............................................................15
   5.20  Employee Benefits.................................................16
   5.21  Labor Matters.....................................................18

                                       i
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   5.22  Directors, Officers and Employees.................................19
   5.23  Affiliate Agreements..............................................19
   5.24  Environmental Matters.............................................20
   5.25  Absence of Certain Changes and Events.............................23
   5.26  Books and Records.................................................24
   5.27  Brokers...........................................................24
   5.28  Disclosure........................................................24

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.........................25

   6.1   Organization and Good Standing....................................25
   6.2   Power and Authorization...........................................25
   6.3   No Conflicts......................................................25
   6.4   Brokers...........................................................26
   6.5   Financing.........................................................26
   6.6   Reports; Current Information......................................26
   6.7   Disclosure........................................................26

SECTION 7. OBLIGATIONS OF THE PARTIES UNTIL CLOSING........................27

   7.1   Conduct of Business Pending Closing...............................27
   7.2   Negative Covenants................................................28
   7.3   Access to Information; Confidentiality............................28
   7.4   Best Efforts......................................................29
   7.5   Consents..........................................................29
   7.6   Financial Information.............................................30

SECTION 8. CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.............30

   8.1   Representations and Warranties....................................30
   8.2   Performance of Covenants..........................................30
   8.3   Approvals.........................................................30
   8.4   Legal Matters.....................................................30
   8.5   Financial Condition...............................................30
   8.6   Employment Agreements.............................................30
   8.7   Resignation of Directors and Officers.............................31
   8.8   Opinion of Counsel................................................31

SECTION 9. CERTAIN CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS............31

   9.1   Representations and Warranties....................................31
   9.2   Performance of Covenants..........................................31
   9.3   Approvals.........................................................31
   9.4   Legal Matters.....................................................31
   9.5   Employment Agreements.............................................31
   9.6   Non-Competition Agreements........................................31
   9.7   Release of Guarantees.............................................31
   9.8   Opinion of Counsel................................................32

                                       ii
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SECTION 10. CLOSING........................................................32

   10.1     Time and Place of Closing......................................32
   10.2     Deliveries at the Closing......................................32
   10.3     Default by Any Seller at the Closing...........................34
   10.4     Accounts Receivable From Employees of Company..................34
   10.5     Remittance of Payments.........................................34
   10.6     Confidential Information.......................................34

SECTION 11. TERMINATION AND ABANDONMENT....................................35

   11.1     Termination....................................................35
   11.2     Procedure for Termination......................................35

SECTION 12. INDEMNIFICATION................................................35

   12.1     Indemnification by Sellers.....................................35
   12.2     Indemnification by Buyer.......................................36
   12.3     Inter-Party Claims.............................................36
   12.4     Third Party Claims.............................................36
   12.5     Limitations and Requirements...................................37
   12.6     Reimbursement Separate From Indemnity..........................39
   12.7     Limited Right of Set-Off.......................................39

SECTION 13. MISCELLANEOUS..................................................40

   13.1     Meaning of Knowledge and Severally But Not Jointly.............40
   13.2     Survival.......................................................40
   13.3     Disclosure Statement...........................................40
   13.4     Further Assurances.............................................41
   13.5     Costs and Expenses.............................................41
   13.6     Public Announcements...........................................41
   13.7     Notices........................................................41
   13.8     Assignment and Benefit.........................................42
   13.9     Arbitration....................................................42
   13.10    Amendment, Modification and Waiver.............................43
   13.11    Governing Law..................................................43
   13.12    Section Headings and Defined Terms.............................44
   13.13    Severability...................................................44
   13.14    Counterparts...................................................44
   13.15    Entire Agreement...............................................44

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of October 12, 2000 among Orleans Homebuilders, Inc., a Delaware corporation ("Buyer"), Parker & Lancaster Corporation, a Virginia corporation ("Company") and the shareholders of the Company identified on Schedule 1.1 (the "Sellers").

                  A. Buyer desires to acquire Company.

                  B. Collectively the Sellers own all of the issued and outstanding shares of Common Stock of the Company.

                  C. The Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of common stock of the Company at the price and upon the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                        SECTION 1. ACQUISITION OF SHARES

     1.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as herein defined), each Seller shall sell, transfer and deliver to Buyer the shares of the common stock of the Company set forth beside his name on Schedule 1.1 hereto, in the aggregate constituting all of the outstanding shares of the capital stock of Company (collectively, the "Shares"), and Buyer shall purchase the Shares for the consideration set forth in Section 2.


                     SECTION 2. PURCHASE PRICE AND PAYMENT

     2.1 Purchase Price. The aggregate purchase price for the Shares shall be the sum of the following (collectively, the "Purchase Price"):

         (a) $6,260,627;

         (b) if fiscal year Pre-tax Profits from Market Operations (as defined below) exceeds $1,750,000 for any of the fiscal years ended June 30, 2001, 2002 or 2003, an amount equal to such excess multiplied by 0.25, subject to a cumulative limit of payments under this subsection 2.1(b) of $1,250,000; and

         (c) 150,000 shares of common stock of Buyer ("Buyer Common Shares") (subject to adjustment for stock splits, dividends paid in capital stock of Buyer, subdivisions, reclassifications, recapitalizations, and the like).

         "Pre-tax Profits from Market Operations" means the net income before income taxes and without any deduction for costs related to the transactions contemplated hereby or corporate overhead or additional costs associated with assimilating the Company into Buyer's operations and accounting system (but with deduction for the salary of Thomas Vesey or his successor), arising from the sale of homes constructed by Company, Buyer, or an entity owned directly or indirectly by Buyer, in the states of Virginia, North Carolina, and South Carolina; provided that in the event additional capital is required to be contributed by Buyer to the Company, the Pre-Tax Profits from Market Operations for purposes of making the calculations required by clause (b) of Section 2.1 shall be reduced by 25% of the average amount of such contribution outstanding during the applicable fiscal year that is in excess of the cumulative distributions theretofore made by the Company to Buyer or any subsidiary thereof. Buyer shall maintain books and records sufficient to permit the determination of revenues derived from and expenses and taxes chargeable to Market Operations.

         No adjustment shall be made to the Purchase Price with respect to the items listed on Schedule 2.1 hereto (the "Distribution Items"), all of which shall be treated as assets of the Company upon consummation upon purchase of the Shares by Buyer, and which may be purchased from Buyer, at Buyer's option, by J. Russell Parker, III at the prices shown on Schedule 2.1 on or after the Closing Date (as defined in Section 10.1 below).

     2.2 Payment. The Purchase Price shall be paid as follows:

         (a) $1,000,000 of the Purchase Price payable pursuant to subsection 2.1(a) shall be paid on the Closing Date by delivery of the subordinated promissory notes of Buyer in favor of each Seller, substantially in the forms attached hereto as Exhibit A (the "Notes");

         (b) the remainder of the Purchase Price payable pursuant to subsection 2.1(a) shall be paid on the Closing Date by wire transfer pursuant to instructions previously given by Sellers to Buyer for that purpose or by certified or bank cashier's checks payable to the order of each Seller (the "Closing Stock Payment");

         (c) Buyer shall pay Sellers by wire transfer pursuant to instructions previously given by Sellers to Buyer for that purpose or by certified or bank cashier's checks payable to the order of each Seller the portion of the Purchase Price payable pursuant to subsection 2.1(b), if any, within 60 days after the end of the fiscal year with respect to which such payment is due; and

         (d) Buyer shall deliver to Sellers the 150,000 Buyer Common Shares deliverable to Sellers pursuant to subsection 2.1(c) in four installments of 37,500 shares (each, an "Installment") allocated among the Sellers as set forth on Schedule 1.1. Buyer shall deliver one Installment on each of the first four anniversaries of the Closing Date (or the next business day if such day is a holiday and/or banks are closed). Each Seller may cause Buyer to acquire all or a portion of the Buyer Common Shares delivered to such Seller in accordance with this subsection 2.2(d) and not previously sold, at a price of three dollars and thirty-three cents ($3.33) per share (subject to adjustment for stock splits, dividends paid in capital stock of Buyer, subdivisions, reclassifications, recapitalizations, and the like) during the Put Exercise Period hereinafter defined. At any time after July 31, 2005, Buyer shall give notice to each Seller of its right pursuant to the preceding sentence (the "Put Right"). Any Seller wishing to exercise his Put Right shall give notice to such effect to the Company stating the number of shares as to which the Put Right is being exercised within 30 days after receipt of the notice of such right from Buyer (failure to give such notice within such period shall constitute a waiver of such Seller's rights to cause Buyer to repurchase shares hereunder). Buyer shall repurchase the shares which are subject to the exercise of the Put Right within 60 days after a Seller gives the notice referred in the previous sentence and shall pay for such shares by wire transfer or other means satisfactory to such Seller.

     2.3 Allocation of Consideration. The Purchase Price shall be allocated, paid and delivered to Sellers in the respective amounts set forth on Schedule
1.1 hereto.

     2.4 Additional Payment at Closing. To reimburse the Company for certain costs incurred to acquire all of the membership interests of Parker Lancaster, Tidewater, L.L.C., a Virginia limited liability company, Buyer shall pay the Company a total of $250,058 on the Closing Date by wire transfer pursuant to instructions previously given by the Company to Buyer for that purpose or by a certified or bank cashier's check payable to the order of the Company (the "Closing Tidewater Payment").


                                   SECTION 3.

                             [INTENTIONALLY OMITTED]



                   SECTION 4. REPRESENTATIONS AND WARRANTIES
                                REGARDING SELLERS

         Each Seller, severally and not jointly, hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

     4.1 Power and Authorization. Such Seller has full capacity, legal right, power and authority to enter into and perform his obligations under this Agreement and under the other documents required to be delivered by such Seller prior to or at the Closing (the "Seller Transaction Documents"). This Agreement has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against him in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally, and principles of equity (whether considered and applied in a proceeding in equity or at law). When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute the legal, valid and binding obligation of such Seller that is a party thereto, enforceable against him in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally, and principles of equity (whether considered and applied in a proceeding in equity or at law).

     4.2 No Conflicts.

         (a) The execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with the certificate or articles of incorporation or bylaws (or other organizational documents) of Company or any Company Subsidiary;

                  (ii) violate or conflict with any law (including, without limitation, principles of common law), statute, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign) (collectively, "Laws"), binding upon any Seller; or

                  (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares.

         (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by any Seller in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been obtained or made or will be obtained or made prior to the Closing without payment of premium or penalty by, or loss of benefit to, Company or any Company Subsidiary (as defined in Section 5.5(b)).

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of any Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, could reasonably be expected to have a material adverse effect upon the ability of any Seller to enter into or perform his obligations under this Agreement or any such other agreements or instruments. No Seller has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

     4.3 Ownership of the Shares. Such Seller owns the Shares ascribed to him on
Schedule 1.1, beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any kind, and there has been no event or action taken (or failure to take action) by or against such Seller which might result in the creation of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any kind on any Shares. Except as set forth in Section 4.3 of the Disclosure Statement, there are no shareholder or other agreements affecting the right of such Seller to convey the Shares to Buyer or any other right of such Seller with respect to the Shares, all of which agreements shall be terminated prior to Closing, and such Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Shares ascribed to him on Schedule 1.1 to Buyer free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance. Upon delivery to Buyer of the certificates for the Shares at the Closing, Buyer will acquire good, valid and marketable title to the Shares, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

     4.4 Brokers. No person acting on behalf of such Seller or any affiliate of a Seller or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than SunTrust Equitable Securities, whose fees and expenses shall be paid by Sellers and not by Company or any Company Subsidiary.

                   SECTION 5. REPRESENTATIONS AND WARRANTIES
                                REGARDING COMPANY

         The Sellers, severally and not jointly, and Company, jointly and severally with the Sellers, hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

     5.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction identified in Section 5.1 of the Disclosure Statement, which includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification.

     5.2 Power and Authorization. Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Company Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Company of this Agreement and the Company Transaction Documents have been duly authorized by all necessary corporate action by the Company. This Agreement has been duly and validly executed and delivered by Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Company Transaction Documents shall constitute the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally, and principles of equity (whether considered and applied in a proceeding in equity or at law).

     5.3 No Conflicts.

         (a) The execution, delivery and performance of this Agreement and the Company Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with the certificate or articles of incorporation or bylaws (or other organizational documents) of Company or any Company Subsidiary or any Law binding upon Company or any Company Subsidiary;

                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which Company or any Company Subsidiary is a party or by which it any of them or their assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Company or any Company Subsidiary or any of their assets; or

                  (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance upon or with respect to the Shares, Company, any Company Subsidiary or any of their assets.

         (b) Section 5.3(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein. Except as set forth in Section 5.3(b) of the Disclosure Statement, there are no such consents, approvals, registrations, notifications, filings or declarations which have been obtained or made or will be obtained or made involving payment of premium or penalty by, or loss of benefit to, Company or any Company Subsidiary. Upon consummation of the transactions contemplated by this Agreement, Company and each Company Subsidiary will be entitled to continue to use all of the assets and properties now used by them immediately prior to such consummation.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Company or any Company Subsidiary, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, could reasonably be expected to have a material adverse effect upon Company's ability to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Neither Company nor any Company Subsidiary has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

     5.4 Capitalization. Company's authorized, issued and outstanding capital stock or other securities are fully and accurately set forth in Section 5.4 of the Disclosure Statement. No person has any preemptive or other similar rights with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of Company (including, without limitation, the Shares) or obligating Company or any other person to purchase or redeem any such equity interests or other securities. The Shares constitute all of the issued and outstanding shares of capital stock of Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and such issuance was not in violation of applicable securities laws.

     5.5 Investments and Subsidiaries.

         (a) Except as set forth in Section 5.5 of the Disclosure Statement, the Business is and has been conducted solely by and through Company and no other person, and Company does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity and neither Company nor any Company Subsidiary has agreed, contingently or otherwise, to share any profits, losses, costs or liabilities, or to indemnify any person or entity or to guaranty the obligations of any person or entity.

         (b) Section 5.5 of the Disclosure Statement separately identifies each corporation, partnership, joint venture, business trust and other entity of which Company directly or indirectly owns or controls more than 50% of the voting stock or equivalent ownership interest or the assets and liabilities of which are (or, at any time during the last three years have been) consolidated in Company's consolidated financial statements (each, a "Company Subsidiary"), the jurisdiction of organization and the type of legal entity thereof. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to carry on its business as presently conducted, to own or lease the assets which it owns or leases and to perform all of its obligations under each agreement and instrument to which it is a party or by which it is bound. Each Company Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification.

         (c) The authorized, issued and all outstanding capital stock and other securities of each Company Subsidiary and the record and beneficial ownership thereof are fully and accurately set forth in Section 5.5 of the Disclosure Statement. Except as set forth in Section 5.5 of the Disclosure Statement, no person has any preemptive or other similar rights with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, voting, conversion, registration, sale or transfer of any equity interests or other securities of any Company Subsidiary, or obligating Company, any Company Subsidiary or any other person to purchase or redeem any such equity interests or other securities or to make capital contributions, advances or loans to or on behalf of any Company Subsidiary. All of the issued and outstanding shares of capital stock (or equivalent equity interests) of each Company Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and such issuance was not in violation of applicable securities laws.

     5.6 Compliance with Laws.

         (a) Except as set forth in Section 5.6(a) of the Disclosure Statement, and subject to remainder of this paragraph, Company is and each Company Subsidiary is in compliance in all material respects with all Laws applicable to the Company, and since July 1, 1997, the Company has not received any written notice from a governmental authority of an alleged, actual or potential violation of or failure to comply with any Law. No representation or warranty is made in this Section 5.6(a) with respect to compliance with Laws relating to matters covered by Sections 5.17 (Previously Constructed Homes), 5.19 (Taxes),
5.20 (Employee Benefits), 5.21 (Labor Matters), or 5.24 (Environmental Matters). To the Knowledge of the Company, Company has complied with all material provisions of applicable building codes, except as set forth in Section 5.6(a) of the Disclosure Statement.

         (b) All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations) required for the operation of the business of Company and each Company Subsidiary as currently conducted and as conducted during the last five years are in full force and effect, and to the Knowledge of Company neither Company nor any Company Subsidiary has received any written notice of any claim or charge that Company or any Company Subsidiary is in violation of or in default under any such Authorization. No proceeding is pending or, to the knowledge of Company, threatened by any person to revoke or deny the renewal of any Authorization of Company or any Company Subsidiary.

     5.7 Litigation. Except as set forth in Section 5.7 of the Disclosure Statement, there are no pending actions, suits, proceedings (arbitration or otherwise) or investigations to which Company or any Company Subsidiary, or their directors, officers or shareholders in their capacities as such, is a party before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind. To the knowledge of Company and each Company Subsidiary, except as set forth in Section 5.7 of the Disclosure Statement, no such action, suit, proceeding or investigation is presently threatened in writing. There are no unsatisfied judgments, penalties or awards against Company or any Company Subsidiary.

     5.8 Financial Statements.

         (a) Section 5.8 of the Disclosure Statement includes: (i) the consolidated balance sheets of Company and all Company Subsidiaries as of June 30, 2000 (including the notes thereto, the "Balance Sheet") and as of June 30, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the fiscal years then ended, together with the report thereon of L.P. Martin & Company, independent accountants (the "Audited Financial Statements"), including all notes thereto. Such financial statements and notes accurately and fairly present the consolidated financial condition, cash flows (in the case of the Audited Financial Statements) and results of operations of Company as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP consistently applied.

         (b) The Balance Sheet reflects all material liabilities of Company and all Company Subsidiaries, whether absolute, accrued or contingent, as of the respective dates thereof required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. Except as identified in Section 5.8 of the Disclosure Statement, Company does not and the Company Subsidiaries do not have any material liabilities that are not reflected in the Balance Sheet (or the notes thereto) or the Interim Balance Sheet of the type which would be required to be disclosed in the financial statements of the Company under GAAP other than current liabilities (within the meaning of GAAP) incurred since the date thereof in the ordinary course of business consistent with past practice.

     5.9 [INTENTIONALLY OMITTED].

     5.10 Inventory.

         (a) Except as set forth in Section 5.10 of the Disclosure Statement, all inventory of Company and the Company Subsidiaries is valued on Company's consolidated books and records at the lower of cost or fair market value thereof, and is usable or saleable in the ordinary course of business consistent with past practice. A true and complete listing of all inventory of Company and each Company Subsidiary as of a recent date has been delivered to Buyer.

         (b) To the Knowledge of Company, there are no present design, manufacturing or other defects with respect to homes currently in inventory, including defects presently existing as a result of "shrink-swell" or similar soil conditions. No homes have been sold by Company or any Company Subsidiary under an understanding that such homes would be returnable.

     5.11 Warranties. Except as set forth in Section 5.11 of the Disclosure
Statement: (a) neither Company nor any Company Subsidiary has made any express warranties to third parties with respect to any homes manufactured or sold by Company or any Company Subsidiary; and (b) there are no express warranties outstanding with respect to any such homes or services. A copy of each standard warranty of Company and each Company Subsidiary is included in Section 5.11 of the Disclosure Statement. Neither the Company nor any Company Subsidiary has modified or expanded its warranty obligations beyond those set forth in such standard warranties.

     5.12 Real Property.

         (a) Except as set forth in Section 5.12(a) of the Disclosure Statement, the Owned Real Property (as defined below), and to the Knowledge of the Company, the Land Contract Real Property (as defined below) and the Option Real Property (as defined below) (collectively, the "Real Property"): (i) have (or do as a matter of right) all necessary access to and from public highways, streets, and roads, and no pending or threatened proceeding exists that would reasonably be expected to limit or result in the termination of such access; (ii) are (or may as a matter of right be) connected to and serviced by public electric, public gas, public sewage, public storm drains, public telephone and public water facilities, which facilities are operational and in compliance, in all material respects, with all applicable Laws; and (iii) meet the conditions for the issuance of a building permit for the construction and sale of single family homes or, in the case of Muirfield Green in the Brandermill subdivision, condominiums. The Real Property constitutes all of the Real Property that Company or any Company Subsidiary owns or has a right to acquire.

         (b) Section 5.12(b) of the Disclosure Statement lists all of the real property that Company or any Company Subsidiary owns, and Company is the sole owner of good, valid, marketable and insurable (at standard rates) fee simple title to all such real property, including, without limitation, all buildings, structures, fixtures and improvements thereon (the "Owned Real Property"), in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest, or other lien or encumbrance, except Permitted Encumbrances, as set forth in Section 5.12(b) of the Disclosure Statement or as disclosed in title reports and surveys made available to Buyer and listed on
Section 5.12(b) of the Disclosure Statement. "Permitted Encumbrances" means (i) liens for current state and local property taxes or assessments not yet due or delinquent or which are being contested in good faith; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or its Subsidiaries; (iii) exceptions shown on the surveys or other title records made available to Buyer on or before the date hereof and which do not materially affect the current use of such Real Property; (iv) mortgages on the landlord's interest in property leased to the Company or its Subsidiaries; (v) liens and encumbrances reflected in the balance sheet in the Balance Sheet (or notes thereto or the Interim Balance Sheet; (vii) Liens incurred or created since May 31, 2000 in the ordinary course of business; and (vii) such other Liens, imperfections in title, charges, rights of way, land use ordinances and zoning plans which do not materially interfere with the current use of such Real Property.

         (c) Section 5.12(c) of the Disclosure Statement describes each lease pursuant to which Company or any Company Subsidiary is the lessee with respect to any real property (the "Leased Real Property"). Company has all right, title and interest in all material leasehold estates and other material rights purported to be granted to them by the agreements, arrangements, contracts, commitments and leases listed and set forth in Section 5.12(c) of the Disclosure Statement.

         (d) Section 5.12(d) of the Disclosure Statement lists all written and oral agreements, arrangements, contracts and commitments to which Company or any Company Subsidiary is a party pursuant to which Company or any Company Subsidiary is obligated to purchase any developed or undeveloped real property, whether or not subject to conditions precedent (the "Land Contract Real Property") or possesses an option or other rights to acquire any developed or undeveloped real property, whether or not subject to conditions precedent (the "Option Real Property").

         (e) Except as set forth in Section 5.12(e) of the Disclosure Statement with respect to any agreements, arrangements, contracts, covenants, conditions, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting Company or any Company Subsidiary title to or an interest in or a right or an option to acquire real property, no breach or event has occurred that, with or without the giving of notice or the passage of time, would constitute a breach or event of default, by Company or any Company Subsidiary, or to the knowledge of Company, any other party thereto.

         (f) No Owned Real Property, and to the Knowledge of the Company, no Land Contract Real Property or Option Real Property is the subject of any condemnation, eminent domain, or similar proceedings and, to the Knowledge of Company, no condemnation, eminent domain, or similar proceeding is threatened with respect to the Real Property.

         (g) The buildings and other improvements on the Owned Real Property, and to the Knowledge of the Company, the Land Contract Real Property and the Option Real Property, do not violate (i) any applicable Law, including without limitation, any building, set-back, or zoning Law, or (ii) any restrictive covenant affecting any such real property and conform in all material respects to the appropriate governmental authority's subdivision standards, except to the extent that any violation of, or nonconformance with an applicable Law would not inhibit materially Company's or any Company Subsidiary's ability to construct and sell single family homes or, in the case of Muirfield Green in the Brandermill subdivision, condominiums.

         (h) There are no parties in possession of any portion of the Owned Real Property, or to the Knowledge of the Company, the Land Contract Real Property or the Option Real Property, as lessees, tenants at sufferance, or trespassers.

         (i) Except as set forth in Section 5.12(i) of the Disclosure Statement, there are no unpaid charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use, or operation of the Owned Real Property, or to the Knowledge of the Company, the Land Contract Real Property or the Option Real Property. Except as set forth in Section 5.12(i) of the Disclosure Statement, no Owned Real Property, and to the Knowledge of the Company no Land Contract Real Property and no Option Real Property is subject to any condition or obligation to any governmental entity or other person requiring Company, any Company Subsidiary or any transferee thereof to donate land, money or other property or to make on-site or off-site public improvements.

         (j) Except for tap fees and other expenses as may be incurred in the ordinary course of business, neither Company or any Company Subsidiary has an obligation to pay any developer related charges or any charges or assessments for public improvements made to Owned Real Property, or to the Knowledge of the Company, the Land Contract Real Property or the Option Real Property, including without limitation, any charges or assessments for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, roads and curbs. Neither Company or any Company Subsidiary has an obligation to pay any developer related charges or any charges or assessments for public improvements made to previously sold homes, including without limitation, any charges or assessments for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, roads and curbs.

         (k) Except as set forth in Section 5.12(k) of the Disclosure Statement, there is no moratorium applicable to any of the Owned Real Property, or to the Knowledge of the Company, the Land Contract Real Property or the Option Real Property on (i) the issuances of building permits for the construction of houses or certificates of occupancy therefor, or (ii) the purchase of sewer or water taps.

         (l) Except as set forth in Section 5.12(l) of the Disclosure Statement or to the extent that the ability to build on the Real Property in compliance with Laws without extraordinary site preparation measures is not affected, the Owned Real Property and, to the Knowledge of the Company, the Land Contract Real Property and the Option Real Property (i) are not located within a "critical," "preservation," "conservation" or similarly designated area and (ii) the buildable area of the property does not contain wetlands.

         (m) Except as set forth in Section 5.12(m) of the Disclosure Statement, to the extent that the ability to build on the Real Property in compliance with Laws without extraordinary site preparation measures is not affected, none of the Owned Real Property or the Sold Real Property and, to the knowledge of the Company, the Land Contract Real Property and the Option Real Property is reclaimed marsh or swampland or has been used as a grave site, land fill or for any industrial purpose whatsoever.

     5.13 Personal Property. Except as set forth in Section 5.13(a) of the Disclosure Statement, Company and each Company Subsidiary owns all of their personal property reflected in the Balance Sheet as owned by them and all personal property acquired after June 30, 2000, except personal property which has been sold or disposed of in the ordinary course of business, free and clear of any mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance; provided that the art work and other accessories in the office of J. Russell Parker, III are and shall remain his personal property and not the property of the Company.

     5.14 List of Properties, Contracts, etc. Section 5.14 of the Disclosure Statement lists or describes the following:

         (a) Each vehicle, item of machinery, equipment and other tangible asset (other than real property) carried as an asset on the records of or leased by Company or any Company Subsidiary with a fair market or book value in excess of $10,000 in respect of any item;

         (b) Each material Authorization;

         (c) Each (i) fictitious business name, tradename, registered and unregistered trademark, service mark and related application (together with the names Parker & Lancaster Corporation and P&L Realty, Inc., the "Intellectual Property"), and (ii) license and permit issued or granted by any person relating to any of the foregoing; in each case owned, leased, used or held by, granted to or licensed by Company or any Company Subsidiary as either licensor or licensee, together with all other interests therein granted by Company or any Company Subsidiary to any other person, all agreements with respect to any of the foregoing to which Company or any Company Subsidiary is a party and any lien, encumbrance, adverse claim, opposition or claim of infringement with respect to any of the foregoing;

         (d) Each outstanding loan or advance (excluding certain advances to employees for ordinary and necessary business expenses made in the ordinary course of business) by Company or any Company Subsidiary to any person (including any Seller and any officer, director of employee of Company or any Company Subsidiary);

         (e) Each contract, agreement, purchase order or other commitment involving the performance of services or delivery of goods or materials by or to Company or any Company Subsidiary (excluding contracts for the sale of homes, but including listing agreements) involving payments of more than $10,000 over its remaining term and which is not terminable by Company or a Company Subsidiary on 90 days' notice, without premium or penalty (each, a "Material Contract");

         (f) Each capital project currently undertaken or which has been approved by Company or any Company Subsidiary involving an estimated expenditure of more than $25,000 and all agreements, contracts, purchase orders or commitments with respect thereto;

         (g) Each contract, agreement or commitment to which Company or any Company Subsidiary is a party or is otherwise bound providing for payments (contingent or otherwise) to or by any person or entity based on sales, purchases or profits, other than direct payments for goods and salesperson's commission arrangements set forth in the Disclosure Statement;

         (h) Each form of contract, agreement or commitment currently used by Company or any Company Subsidiary as a standard form in the ordinary course of business;

         (i) Each policy and binder of insurance (including without limitation, property, casualty, liability, life, health, accident, workers' compensation and disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by Company or any Company Subsidiary;

         (j) Each outstanding power-of-attorney or similar power granted by Company or any Company Subsidiary for any purpose whatsoever;

         (k) Each evidence of indebtedness, note, advance, guaranty or letter of credit entered into, issued or to be issued by Company or any Company Subsidiary, and all loan and other agreements relating thereto;

         (l) Each deed of trust, pledge, lien, security interest or other charge, claim and encumbrance of any nature relating to the Owned Real Property or material personal property of Company or any Company Subsidiary; and

         (m) Each bank or other financial institution in which Company or any Company Subsidiary has a deposit account, line of credit or safe deposit box, the relevant account or other identifying number, and the names of all persons authorized to act or deal in connection therewith.

         Sellers have caused Company to make available to Buyer true and complete copies of each agreement or other document required to be disclosed on the Disclosure Statement.

     5.15 Contracts. Except as set forth in Section 5.15 of the Disclosure Statement, each Material Contract to which Company or any Company Subsidiary is a party was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Except as set forth in Section 5.15 of the Disclosure Statement, the Company has not received any written notice of cancellation of, or any written notice of a material dispute under, any Material Contract. To the Knowledge of the Company, no other party is in default in any material respect under any Material Contract, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. Except as described in Section
5.15 of the Disclosure Statement, Company has and each Company Subsidiary has performed in all material respects all obligations required to be performed by them under each such contract, agreement and commitment, and no condition exists or event has occurred which with notice or lapse of time would constitute a material default or a basis for delay or non-performance by Company or any Company Subsidiary or, to the knowledge of Company and each Company Subsidiary, by any other party thereto.

     5.16 Insurance.

         (a) The insurance policies listed in Section 5.14 of the Disclosure Statement are valid and enforceable policies and, except as set forth in Section
5.14 of the Disclosure Statement, will not be affected by, terminate or lapse by reason of the transactions contemplated by this Agreement.

         (b) Neither Company nor any Company Subsidiary has received any written notice of cancellation of any policy or binder of insurance identified in
Section 5.14 of the Disclosure Statement. Neither Company nor any Company Subsidiary has, within the last five years, been refused any insurance nor has its coverage been limited.

     5.17 Previously Constructed Homes.

         (a) Except as set forth in Section 5.17 of the Disclosure Statement, all of the homes previously Constructed by Company or any Company Subsidiary were of a quality salable in the ordinary course of business, consistent with the practices and standards of the home building industry and in substantial compliance with all Laws, including without limitation, any building, setback, subdivision or zoning Law, consistent with the practices followed in homebuilding industry in the markets in which the Company operates. As used in this Agreement "Constructed" means homes for which construction has been completed and a certificate of occupancy has been issued.

         (b) Section 5.17 of the Disclosure Statement lists to the Knowledge of the Company all repairs made after sale of Constructed homes by or on behalf of Company or any Company Subsidiary during the three fiscal years ended June 30, 2000, which involved (i) an aggregate repair cost in excess of $5,000 per home or (ii) a material recurring problem (the same material problem occurring in more than five (5) homes). Buyer acknowledges that the information set forth with respect to the representation in this Section 5.17(b) is purely an estimate based upon the Knowledge of the Company and is not obtainable from the Company's records.

         (c) Section 5.17 of the Disclosure Statement sets forth (i) the total dollar amount of all warranty claims paid by the Residential Warranty Corporation (the "Warranty Company") on behalf of Company or any Company Subsidiary in each of the three fiscal years ended June 30, 2000, (ii) the total dollar amount of all deductibles paid by Company or any Company Subsidiary in each of the three fiscal years ended June 30, 2000, and (iii) the total dollar amount and a brief description of all pending warranty claims, other than claims for punchlist and similar items involving in any case less than $5,000 in the aggregate per home. All homes previously Constructed by Company or any Company Subsidiary during the three fiscal years ended June 30, 2000, or currently in the inventory of the Company were enrolled in the Warranty Company's warranty program prior to their completion and are currently enrolled in such program.
Section 5.17 of the Disclosure Statement sets forth, as of the date hereof, the Warranty Company's builder rating for Company and each of the Company Subsidiaries.

         (d) To the Knowledge of Company, there are no design, manufacturing or other defects with respect to homes previously Constructed by Company.

     5.18 Suppliers. Section 5.18 of the Disclosure Statement lists the names of the ten suppliers from whom Company and the Company Subsidiaries made the most purchases during fiscal 1999 and fiscal 2000 and the aggregate expenditures attributable to each in each such year. No supplier that accounted for more than $500,000 of the consolidated purchases of Company and the Company Subsidiaries during the fiscal year ended June 30, 2000, has terminated or materially reduced, or to the Knowledge of Company has given notice that it intends to terminate or materially reduce, the amount of business done with Company or any Company Subsidiary.

     5.19 Taxes.

         (a) Except as set forth in Section 5.19 of the Disclosure Statement, all federal, state, local and foreign returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to Company or any Company Subsidiary (including, without limitation, all federal and state consolidated and combined tax returns and reports for any consolidated group of which Company or any Company Subsidiary has been a member July 1, 1997 (the "Consolidated Group") have been timely filed and are true and complete.

         (b) All federal, state, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Section 5.19(a) by Company or any Company Subsidiary with respect to taxable periods ending on or prior to the date hereof have been fully and timely paid, or, in the case of Taxes not yet due, fully provided for on the books of account of Company; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of Company or any Company Subsidiary.

         (c) Except as set forth in Section 5.19 of the Disclosure Statement, no claim of deficiency has been made (and is currently pending) by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given with respect to any such returns and reports or with respect to any Taxes.

         (d) Section 5.19 of the Disclosure Statement identifies all federal, state, local and foreign income, franchise and sales and use tax returns of or with respect to Company or any Company Subsidiary as to which a deficiency was asserted in writing for tax years after 1994, or as to which the Company has received written notice are currently under examination by the IRS or by other taxing authorities. Except as and to the extent shown in Section 5.19 of the Disclosure Statement, all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against Company or any Company Subsidiary.

         (e) Neither Company nor any Company Subsidiary: has filed any consent under section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed to have the provisions of Code section 341(f)(2) apply to any dispositions of "subsection (f) assets" as such term is defined in Code section 341(f)(4); has agreed to or is required to make any adjustments under Code section 481(a) by reason of a change in accounting method or otherwise; employs the LIFO method of accounting for inventories for federal income tax purposes; has made a transfer of intangible property on which Code section 367(d) or 482 will require the recognition of additional income for any period after the date hereof; or owns stock in a "passive foreign investment company" within the meaning of Code section 1296(a).

         (f) Neither Company nor any Company Subsidiary has incurred any deferred gain on any intercompany transaction (as set forth in Treasury regulation ss.1.1502-13) involving any other member of the Consolidated Group, nor will any deferred income or gain or excess loss account be required to be taken into account by Company or any Company Subsidiary under the federal consolidated return regulations (including, but not limited to, Treasury regulations ss.ss.1.1502-13(f)(1)(iii), 1.1502-13(f)(1)(iv), 1.1502-14(d)(3) and
1.1502-19(b)(2)(i)) by reason of the transactions contemplated in this Agreement. Neither Company nor any Company Subsidiary is a party to any tax sharing agreement or tax indemnification agreement.

     5.20 Employee Benefits.

         (a) Section 5.20 of the Disclosure Statement contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices (whether or not employee benefit plans ("Employee Benefit Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of Company, any Company Subsidiary or any ERISA Affiliate (as defined below) or to which Company, any Company Subsidiary or any ERISA Affiliate has contributed or is or was within the last three years obligated to make payments. Company has made available to Buyer, with respect to all such plans, arrangements, commitments and practices, true, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications for each Title I plan; Forms series 5500 as filed with the IRS for the three most recent plan years; the most recent report of the enrolled actuary for all defined benefit plans, funded welfare plans or other plans requiring actuarial valuation; all trust agreements with respect to employee benefit plans; plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; most recent annual audit and accounting of plan assets for all funded plans; and most recent IRS determination letter for all plans qualified under Code section 401(a). As used herein, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         (b) With respect to each Employee Benefit Plan required to be listed on
Section 5.20 of the Disclosure Statement: (i) each Employee Benefit Plan has been administered in substantial compliance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA)); (ii) the Company has made or provided for all contributions required under the terms of such Plans; (iii) no "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA) has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) and there have been no "prohibited transactions" (as set forth in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan;
(iv) there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans; (v) the actuarial present value of accumulated benefits (both vested and unvested) of each of the Employee Pension Benefit Plans which are defined benefit plans, are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Plan; (vi) each Employee Pension Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is and has from its inception been so qualified, and any trust created pursuant to any such Employee Pension Benefit Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable; and (vii) neither Company, any Company Subsidiary nor any ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Employee Pension Benefit Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

         (c) Neither Company, any Company Subsidiary, nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by Section 4001(a)(3) of ERISA).

         (d) With respect to each Employee Benefit Plan maintained by Company, any Company Subsidiary or any ERISA Affiliate: (i) no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan; (ii) no Employee Pension Benefit Plan, which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code, has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code and there has been no waived funding deficiency within the meaning of Section 303 of ERISA or Section 412 of the Code; (iii) there has been no event with respect to an Employee Pension Benefit Plan which would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.

         (e) All reports and information required to be filed with the DOL, IRS and PBGC with respect to each Employee Benefit Plan required to be listed on
Section 5.20 of the Disclosure Statement have been filed and all annual reports (including Form 5500 series) of such Plans were certified without qualification by each Plan's accountants and actuaries.

         (f) Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on the Disclosure Statement has been obtained and is in full force and effect and no funds held by or under the control of Company are plan assets.

         (g) Except as set forth in Section 5.20 of the Disclosure Statement, neither Company, any Company Subsidiary, nor any ERISA Affiliate maintains any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

         (h) Except as set forth in Section 5.20 of the Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, or (iii) result in any liability under Title IV of ERISA or otherwise.

     5.21 Labor Matters.

         (a) Except as set forth in Section 5.21 of the Disclosure Statement:
(i) no application or petition for certification of a collective bargaining agent is pending and none of the employees of Company or any Company Subsidiary are, or during the last five years have been, represented by any union or other bargaining representative; (ii) during the last five years, no union has attempted to organize any group of the Company's employees and no group of the Company's employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining; (iii) during the last five years there has not been and there is not currently pending any labor arbitration or proceeding in respect of the grievance of any employee, any application, charge or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or work stoppage by any employees at any facility of Company or any Company Subsidiary, any lockout of any such employees (iv) no agreement restricts Company or any Company Subsidiary from relocating, closing or terminating any of their operations or facilities or any portion thereof, and
(v) to the Knowledge of Company, no such agreement, action, proceeding or occurrence has been threatened in writing by any person.

         (b) Except as set forth in Section 5.21 of the Disclosure Statement, neither the Company nor any Company Subsidiary has since July 1, 1997, been cited for violations of the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. ("OSHA"), any regulation promulgated pursuant to OSHA or any other Law establishing standards of workplace safety, or paid any fines or penalties with respect to any such citation.

         (c) Attached to the Disclosure Statement are true and correct copies of each OSHA Form No. 200 completed and maintained by Company or any Company Subsidiary at each of its work establishments for 1998, 1999 and 2000.

     5.22 Directors, Officers and Employees. Section 5.22 of the Disclosure Statement sets forth the following information for each director, officer and employee of Company and each Company Subsidiary and each consultant and independent contractor regularly retained, in each case whose aggregate compensation for the fiscal year ended June 30, 2000 exceeded $50,000 or whose current aggregate annual rate of compensation exceeds such amount (including each such person on leave or layoff status): employer; employee name and job title; current annual rate of compensation (identifying bonuses separately) and any change in compensation since the date of the Balance Sheet; accrued vacation pay and any automobile leased or owned by Company or any Company Subsidiary primarily for use by any of the foregoing persons. Except as set forth in
Section 5.22 of the Disclosure Statement, to the Knowledge of Company, none of their employees, directors or officers is a party to, or is otherwise bound by, any agreement or arrangement with any person or entity other than Company or a Company Subsidiary which limits or adversely affects the performance of his duties, the ability of Company and Company Subsidiaries to conduct their businesses, or his freedom to engage in any of the businesses conducted by Company or any Company Subsidiary. Section 5.22 of the Disclosure Statement lists each employment, severance or change of control agreement to which Company or any Company Subsidiary is a party or is otherwise bound.

     5.23 Affiliate Agreements. Except as set forth in Section 5.23 of the Disclosure Statement, there are no, and since July 1, 1997 there have not been any, agreements or transactions between Company or any Company Subsidiary on the one hand and any Seller or any present or former director, shareholder or officer of any Company Subsidiary or Company or any member of such person's immediate family (a "Related Party") providing for the furnishing of services (other than as an employee) by, rental of any assets from or to, or otherwise requiring payments to any Related Party. Except as set forth in Section 5.23 of the Disclosure Statement, no such Related Party has, or since July 1, 1997 has had, any interest in any material property (real or personal, tangible or intangible) sold to, purchased by or otherwise used in or pertaining to the business of Company or any Company Subsidiary, or any direct or indirect interest in any person or entity which has had business dealings or a financial interest in any transaction with Company or any Company Subsidiary or which is in competition with any business of Company or any Company Subsidiary. Except as described in Section 5.23 of the Disclosure Statement, all agreements between Company or any Company Subsidiary and all Related Parties are terminable by Company or such Company Subsidiary, as the case may be, upon 30 days' notice or less, without payment of penalty or premium of any kind.

     5.24 Environmental Matters.

         (a) Except as set forth in Section 5.24 of the Disclosure Statement:

                  (i) The Company and each Company Subsidiary, including all of their businesses and operations are and always have been operated in compliance with all Environmental Laws (as defined below); provided that, with respect to periods prior to the acquisition or lease, or after the disposition, of any Real Property by the Company or a Company Subsidiary, the foregoing representation and warranty is given only to the Knowledge of the Company.

                  (ii) To the Knowledge of the Company, there are no conditions on, about, beneath or arising from any currently Owned Real Property ("Current Real Property"), which are reasonably expected, under any Environmental Law, (A) to give rise to liability or the imposition of a statutory lien, or (B) to require any "Response," "Removal" or "Remedial Action" (as those terms are defined below);

                  (iii) At the time of disposition thereof, there were no conditions on, about, beneath or arising from any real property which was, but is no longer, owned, used or leased to or by Company or any Company Subsidiary, including without limitation real property that includes homes which were previously constructed and/or sold by Company or any Company Subsidiary ("Former Real Property") which resulted from action taken by the Company during its period of ownership, use or lease and are reasonably expected, under any Environmental Law, (A) to give rise to liability or the imposition of a statutory lien, or (B) to require any "Response," "Removal" or "Remedial Action";

                  (iv) Neither Company nor any Company Subsidiary has received any written notification of a release or threat of a release of a "Hazardous Substance" (as defined below) with respect to any Current Real Property or Former Real Property;

                  (v) No Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by Company, any Company Subsidiary, or, to the Knowledge of the Company, any third party on, about or beneath any Current Real Property;

                  (vi) During Company's or any Company Subsidiary's ownership, use or lease of the Former Real Property, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by Company, Company Subsidiary, or any third party on, about or beneath the former Real Property;

                  (vii) There are no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Current Real Property; provided that, with respect to periods prior to the acquisition or lease, or after the disposition, of any Real Property by the Company or a Company Subsidiary, the foregoing representation and warranty is given only to the Knowledge of the Company. During Company's or any Company's Subsidiary's ownership, use or lease of the Former Real Property, there were no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Former Real Property; provided that, with respect to periods prior to the acquisition or lease, or after the disposition, of any Real Property by the Company or a Company Subsidiary, the foregoing representation and warranty is given only to the Knowledge of the Company.

                  (viii) Since July 1, 1997, there has not been:

                           (A) any written claim, written demand, investigation,
                  enforcement action, Response, Removal, Remedial Action, statutory lien or other governmental or regulatory action instituted or threatened in writing against Company or any Company Subsidiary or the Current, or Former Real Property pursuant to any of the Environmental Laws;

                           (B) any written claim, written demand, written notice
                  or suit, made or threatened in writing by any person against Company; any Company Subsidiary, the Current Real Property or the Former Real Property claiming (1) damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from the Current or Former Real Property or (2) any alleged violation of the Environmental Laws by Company or any Company Subsidiary; or

                           (C) any written communication to or from any
                  governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Current Real Property or Former Real Property, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule; provided that, with respect to periods prior to the acquisition or lease, or after the disposition, of any Real Property by the Company or a Company Subsidiary, the foregoing representation and warranty is given only to the Knowledge of the Company.

                  (ix) None of the Real Property contains, and none of the homes or other real property previously sold by Company or any Company Subsidiary contained at the time it was sold by Company or a Company Subsidiary, a level of radon above action levels of the United States Environmental Protection Agency; provided that, with respect to periods prior to the acquisition or lease, or after the disposition, of any Real Property by the Company or a Company Subsidiary, the foregoing representation and warranty is given only to the Knowledge of the Company.

                  (x) Since July 1, 1997, no wastes generated by Company or any Company Subsidiary have ever been sent, transferred, transported by the Company, or to the Knowledge of the Company, any other person , to, or, to the Knowledge of the Company, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to "CERCLA" (as defined below) or to any site listed on any state list of sites requiring or recommended for investigation or clean-up. None of the Current Real Property or Former Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.

         (b) As used in this Agreement:

                  (i) the term "Environmental Laws" means all applicable Laws relating to pollution or contamination of the environment, including but not limited to CERCLA and SARA (as defined in clause (ii) below), or otherwise relating to emissions, discharges, releases or threatened releases of Hazardous Substances or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                  (ii) the terms "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act ("SARA"), 42 U.S.C. ss.ss. 9601(23)-9601(25).

                  (iii) The term "Hazardous Substances" or "Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls;
         (B) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. ss.ss.1317, 1321, Section 101(14) of CERCLA, 42 U.S.C. ss.9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. ss.172.101; (D) defined, designated or listed as a "Hazardous Waste" under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5).

         (c) Notwithstanding any other provision of this Agreement, this Section
5.24 contains the exclusive representations and warranties of the Sellers and Company with respect to environmental matters.

     5.25 Absence of Certain Changes and Events.

         (a) Since the date of the Balance Sheet, except as set forth in Section
5.25 of the Disclosure Statement, Company and the Company Subsidiaries have conducted their businesses only in the usual and ordinary course consistent with past practice and there has not been any:

                  (i) declaration or payment of any dividend or other distribution or payment in respect of the shares of capital stock of Company or any Company Subsidiary or any repurchase or redemption of any such shares of capital stock or other securities;

                  (ii) payment by Company or any Company Subsidiary of any bonus or increase of any compensation payable to any shareholder, director or officer or, except in the ordinary course of business consistent with past practice, employee or entry into (or amendment of) any employment, severance or similar agreement with any shareholder, director, officer or employee;

                  (iii) adoption of or change in any Employee Benefit Plan or labor policy;

                  (iv) damage, destruction or loss to any material asset or property of Company or any Company Subsidiary, whether or not covered by insurance;

                  (v) except for agreements for the construction or sale of homes in the ordinary course of business, entry into any agreement involving payments in excess of $10,000;

                  (vi) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease, or other disposition of any material asset or property of Company or any Company Subsidiary or mortgage or pledge, or to the Knowledge of Company imposition of any lien, on any material asset or property of Company or any Company Subsidiary;

                  (vii) discharge or satisfaction of any lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice;

                  (viii) write-down or write-off of the value of any asset except for write-downs and write-offs in the ordinary course of business consistent with past practice and at a rate no greater than that during the twelve months ended June 30, 2000, or any cancellation or waiver of any other claim or right with a value in the aggregate in excess of $10,000;

                  (ix) material change in the business or operations of Company or any Company Subsidiary or in the manner of conducting the same or entry by Company or any Company Subsidiary into any transaction, other than in the ordinary course of business consistent with past practice (it being understood that the timing of the closing of home sales relative to the close of the Company's fiscal year on June 30, generally results in higher revenues in the fourth fiscal quarter and lower revenues in the first fiscal quarter); or

                  (x) change in the accounting methods, principles or practices followed by Company or any Company Subsidiary, except as required by GAAP, or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

                  (xi) agreement, whether or not in writing, to do any of the foregoing by Company or any Company Subsidiary.

         (b) Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Company or any Company Subsidiary.

     5.26 Books and Records.

         (a) The copies of the certificate or articles of incorporation of Company and each Company Subsidiary, as certified by the Secretaries of State of their respective jurisdictions of incorporation, and of their bylaws (or of their other comparable organizational documents), as certified by their secretaries, which have been made available to Buyer are true, complete and correct and are in full force and effect as of the date hereof.

         (b) The stock records of Company and each Company Subsidiary fairly and accurately reflect the record ownership of all of their outstanding shares of capital stock. Complete and accurate copies, as of the date hereof, of all minute books and stock records of the Company and the Company Subsidiaries have been made available to Buyer.

     5.27 Brokers. Except for SunTrust Equitable Securities, no person acting on behalf of Company, any Related Party or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     5.28 Disclosure. All documents and other papers delivered by or on behalf of Company or Sellers in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. None of the representations and warranties of the Sellers or Company made in this Section 5 contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for the representations and warranties contained in this Section 5, neither the Company, the Sellers nor any other Person makes any express or implied representation or warranty on behalf of the Company or the Sellers, and the Company and the Sellers disclaim any such representation or warranty, whether by the Company or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the business or assets of the Company, notwithstanding the delivery or disclosure to Buyer, any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.

               SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as of the date of this Agreement and of the Closing Date as follows:

     6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all of its obligations under each agreement and instrument by which it is bound.

     6.2 Power and Authorization. Buyer has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors rights generally, and principles of equity (whether considered and applied in a proceeding in equity or at law).

     6.3 No Conflicts.

         (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with Buyer's certificate of incorporation or bylaws or any Law binding upon Buyer; or

                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer is a party.

         (b) No consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person are required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than such as have been obtained or made or which the failure to obtain would not have a material adverse affect on Buyer's ability to consummate the transactions contemplated herein and therein.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, could reasonably be expected to have a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

     6.4 Brokers. No person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     6.5 Financing. Buyer has on the date of execution of this Agreement and will have on the Closing Date sufficient available funds under its existing credit lines to pay the Purchase Price and to pay all fees and expenses required to be paid in connection with the transactions contemplated hereby.

     6.6 Reports; Current Information. Since January 1, 1997, Buyer has made all filings required to be made with the Securities and Exchange Commission ("SEC") by the applicable due dates for such filings or in accordance with Rule 12b-25 under the Securities Exchange Act of 1934, as amended. No such filing by Buyer
(a) contained any untrue statement of material fact; or (b) omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading. The authorized and issued capital stock of Buyer is set forth in Buyer's Annual Report on Form 10-K, as filed with the SEC on September 14, 2000 with respect to the fiscal year ended June 30, 2000.

     6.7 Disclosure. All documents and other papers delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. None of the representations and warranties of Buyer made in this Section 6 contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for the representations and warranties contained in this Section 6, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of the Buyer, and Buyer disclaims any such representation or warranty, whether by Buyer or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, notwithstanding the delivery or disclosure to the Company or Sellers or (as applicable) to any of their officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.

              SECTION 7. OBLIGATIONS OF THE PARTIES UNTIL CLOSING

     7.1 Conduct of Business Pending Closing. Except as contemplated herein, between the date hereof and the Closing, without the prior written consent of Buyer, which will not be unreasonably withheld or delayed, Sellers will cause Company to:

         (a) use reasonable best efforts to maintain its and any Company Subsidiary's corporate existence, to pay and discharge all debts, liabilities and obligations as they become due, and to operate in the ordinary course in a manner, including marketing and sales activities, consistent with past practice, and the provisions of this Agreement and in compliance with all material respects with all applicable Laws;

         (b) maintain its and any Company Subsidiary's facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

         (c) use reasonable efforts to maintain its and any Company Subsidiary's books and records in accordance with past practice, and maintain in full force and effect all Authorizations and all insurance policies and binders;

         (d) use reasonable efforts to preserve intact its and any Company Subsidiary's present business organization and maintain their relations and goodwill with the suppliers, customers, employees and others having a business relationship with it any of them;

         (e) promptly advise Buyer of the written threat or commencement against Company, any Company Subsidiary, or any Seller of any action, suit, proceeding, arbitration or investigation known to any Seller by, against or affecting Company, any Company Subsidiary or any of their operations or assets, or which challenges the validity of this Agreement or any action taken or to be taken in connection with this Agreement or the ability of Company or any Seller to consummate the transactions contemplated herein or therein; and

         (f) promptly advise Buyer in the event it actually knows that any representation or warranty of Company or Sellers set forth in this Agreement is untrue in a material respect.

     7.2 Negative Covenants. Except as expressly provided herein, between the date hereof and the Closing, without the prior written consent of Buyer, Company shall not, and Sellers shall not cause or permit Company to:

         (a) make any change in Company's or any Company Subsidiary's authorized or issued capital stock; grant any stock option or other right to purchase shares of Company's or any Company Subsidiary's capital stock or other securities; issue or make any commitment to issue any security by Company or any Company Subsidiary, including any security convertible into capital stock; grant any registration rights; or purchase, redeem, retire or make any other acquisition of any shares of any capital stock or other securities; declare or pay any dividend or other distribution or payment in respect of shares of capital stock of Company or any Company Subsidiary;

         (b) amend the certificate or articles of incorporation or bylaws (or equivalent governing documents) of Company or any Company Subsidiary;

         (c) fail to pay or discharge when due any liability or obligation of Company or any Company Subsidiary;

         (d) enter into any agreement, commitment or transaction other than in the ordinary course of business, consistent with past practice, or which is material to the business, operations or financial condition of Company or any Company Subsidiary, whether or not in the ordinary course of business; or

         (e) enter into any contract with any Seller or any Related Party.

     7.3 Access to Information; Confidentiality.

         (a) Prior to the earlier of Closing or termination pursuant to Section 11.1, Company shall, and each Seller shall cause Company and each Company Subsidiary to, upon reasonable prior notice and during ordinary business hours, give Buyer and its authorized representatives reasonable access to all of its personnel, books, records, plants, offices and other facilities and properties, and permit Buyer to make such inspections thereof as Buyer may reasonably request, and cause its officers and advisors to furnish Buyer with such financial, operating and other information regarding Company's and each Company Subsidiary's business, agreements, commitments, liabilities, personnel and properties as Buyer may reasonably request. Buyer shall not contact any of the Company's and any Company Subsidiary's clients, customers, vendors, lessors, licensors or suppliers, without the prior consent of Company, which shall not be unreasonably withheld. Buyer acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information.

         (b) Buyer agrees at all times, (i) to keep confidential all information provided to it, (ii) not to use the confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not to disclose the confidential information to any third party (other than to Buyer's counsel, accountants and other consultants in connection with the transactions contemplated hereby) without the advance written authorization of the Company; provided that Buyer shall have no such obligations with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; or (C) has been or is hereafter publicly disclosed other than by or through Buyer or by a third party in violation of its obligation to the Company. In the event this Agreement is terminated, Buyer will promptly return to the Company all documents, and other materials furnished to Buyer or any of its representatives and all copies thereof, and will promptly and completely destroy all work papers made or prepared by Buyer or any of its representatives relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement. In the event of a breach or threatened breach by Buyer of the provisions of this Section 7.3, the Company shall be entitled to an injunction restraining Buyer from disclosing, in whole or in part, the confidential information.

         (c) Sellers agree at all times, (i) to keep confidential all information provided by or on behalf of Buyer to them, (ii) not to use the confidential information on their own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not to disclose the confidential information to any third party (other than to Sellers' counsel, accountants and other consultants in connection with the transactions contemplated hereby) without the advance written authorization of the Company; provided that Sellers shall have no such obligations with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; or (C) has been or is hereafter publicly disclosed other than by or through Sellers or by a third party in violation of its obligation to Buyer. In the event this Agreement is terminated, Sellers will promptly return to Buyer all documents and other materials furnished to Sellers or any of its representatives and all copies thereof, and will promptly and completely destroy all work papers made or prepared by Sellers or any of its representatives relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement. In the event of a breach or threatened breach by Sellers of the provisions of this Section 7.3, the Company shall be entitled to an injunction restraining Sellers from disclosing, in whole or in part, the confidential information.

     7.4 Best Efforts. Prior to the earlier of Closing or termination pursuant to Section 11.1, each party hereto shall use best efforts to cause to occur the transactions contemplated hereby and by the Transaction Documents, and to cause all conditions to the performance of the parties hereto that are within its control to be satisfied. No party shall take any action to cause any such covenant, agreement, transaction or condition not to occur, be satisfied or be performed, as the case may be.

     7.5 Consents. Prior to the Closing, Company and each Seller shall, and each Seller shall cause Company and each Company Subsidiary to, use best efforts to obtain (and cooperate with the other parties hereto in obtaining) all consents, permits, Authorizations, approvals of, and exemptions by, any regulatory authority or third party necessary for the consummation of the transactions contemplated by this Agreement and the Seller Transaction Documents or the Company Transaction Documents.

     7.6 Financial Information. Until the earlier of Closing or termination pursuant to Section 11.1, Company and Sellers shall provide Buyer, within 20 days after the end of each month, with an unaudited consolidated balance sheet and income statement of Company as of and for the month then ended, prepared on the same basis as the interim financial statements referred to in Section 5.8, and certified as such by the chief financial officer of Company.

                         SECTION 8. CERTAIN CONDITIONS
                        PRECEDENT TO BUYER'S OBLIGATIONS

         The obligation of Buyer to consummate the acquisition of the Shares is subject to the fulfillment by or at the Closing of each of the following conditions:

     8.1 Representations and Warranties. Company's and each Seller's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, except for representations and warranties qualified by materiality, which shall be true and correct in all respects.

     8.2 Performance of Covenants. Company and each Seller shall have performed or complied in all material respects with all of the agreements in this Agreement to be performed or complied with by them prior to or at the Closing, except for agreements qualified by materiality, which shall be conformed and complied with in all respects.

     8.3 Approvals. The consents or approvals set forth in Schedule 8.3 shall have been obtained and no such consent or approval: (a) shall have been conditioned upon the modification, cancellation or termination of any material lease, commitment, agreement, easement, right or Authorization of Company or any Company Subsidiary; or (b) shall impose on the Buyer, any Company Subsidiary or Company any material condition, provision or requirement not presently imposed upon Sellers, such Company Subsidiary or Company.

     8.4 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation, shall be pending or threatened (other than the Buyer or an affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

     8.5 Financial Condition. The Net Worth of Company as of June 30, 2000, shall be greater than $5,500,000. "Net Worth" shall have the meaning ascribed to it in Section 2.

     8.6 Employment Agreements. Each of the Sellers shall have entered into an Employment Agreement with Company (the "Employment Agreements"), including covenants not to compete, satisfactory to the parties in form and substance.

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

     8.7 Resignation of Directors and Officers. Buyer shall have received resignations from such of the officers and directors of Company and each Company Subsidiary as it shall have requested in writing no less than five days before the Closing Date.

     8.8 Opinion of Counsel. Buyer shall have received an opinion satisfactory to Buyer of McGuireWoods LLP, counsel for Company and Sellers, dated as of the Closing, with respect to the transactions contemplated by this Agreement.

                         SECTION 9. CERTAIN CONDITIONS
                        PRECEDENT TO SELLERS' OBLIGATIONS

         The obligation of Sellers to consummate the sale of the Shares is subject to the fulfillment by or at the Closing of each of the following conditions:

     9.1 Representations and Warranties. Buyer's representations and warranties contained in this Agreement shall be deemed to have been made again at and as at the Closing and shall then be true and correct in all material respects, except for representations and warranties qualified by materiality, which shall be true and correct in all respects.

     9.2 Performance of Covenants. Buyer shall have performed or complied in all material respects with all of the agreements in this Agreement to be performed or complied with by it prior to or at the Closing, except for agreements, covenants and conditions qualified by materiality, which shall be conformed and complied with in all respects.

     9.3 Approvals. The consents or approvals set forth in Schedule 8.3 shall have been obtained.

     9.4 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, investigation, or legal or administrative proceeding shall be pending (other than any Seller or an affiliate of any Seller) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

     9.5 Employment Agreements. Company shall have entered in the Employment Agreements with and paid the consideration specified therein to have been paid on or prior to Closing.

     9.6 Non-Competition Agreements. Company shall have entered into the Non-Competition Agreements with and paid the consideration specified therein to have been paid on or prior to Closing.

     9.7 Release of Guarantees. At Closing, Buyer shall have taken all actions and acquired all consents, releases and agreements necessary to obtain a complete release of J. Russell Parker, III and his spouse as personal guarantors of the indebtedness of the Company to Bank of America, First Union National Bank, SouthTrust Bank and Citizens & Farmers Bank (the "Personal Guaranties").

     9.8 Opinion of Counsel. Sellers shall have received an opinion satisfactory to Sellers of Drinker Biddle & Reath LLP, counsel for Buyer, dated as of the Closing, with respect to the transactions contemplated by this Agreement.

                              SECTION 10. CLOSING

     10.1 Time and Place of Closing. The closing of the purchase and sale of the Shares (the "Closing") pursuant to this Agreement shall take place at the offices of McGuireWoods LLP, One James Center, 901 East Cary Street, Richmond, Virginia on October ___, 2000 commencing at 11:00 A.M., local time, or at such other time and place as the parties may agree (the "Closing Date"). Subject to
Section 12, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any person of any obligation hereunder.

     10.2 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

         (a) Each Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                  (i) certificates representing all of the Shares owned by such Seller, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

                  (ii) a certificate, dated the Closing Date and signed by such Seller, to the effect set forth in Sections 8.1, 8.2 and 8.3;

                  (iii) such other documents and instruments as Buyer may be reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         (b) Sellers shall, jointly and severally, cause Company to deliver to Buyer the following:

                  (i) a certificate, dated the Closing Date and signed by the President or Vice President of Company, to the effect set forth in Sections 8.1, 8.2 and 8.3;

                  (ii) copies of Company's and each Company Subsidiary's certificates or articles of incorporation and bylaws, or the corresponding charter documents, and all amendments thereof to date, certified as of a recent date by the Secretary of State or corresponding certifying authority of each such entity's respective jurisdiction of organization and by the Secretary or an Assistant Secretary of Company each such entity;

                  (iii) certificates of good standing of a recent date for Company and each Company Subsidiary, certified by the Secretaries of State or corresponding certifying authorities of each such entity's respective jurisdiction of organization and of each state in which such entities are qualified to do business;

                  (iv) copies of the resolutions of the board of directors or corresponding governing body of Company authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing Date by the Secretary or an Assistant Secretary of Company;

                  (v) the original corporate seals, minute books and stock transfer and record books of Company and each Company Subsidiary as they exist on the Closing Date and such of their files, books and records as Buyer may request;

                  (vi) the original certificates representing the capital stock or corresponding interests of each Company Subsidiary directly or indirectly owned by Company; and

                  (vii) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         (c) Buyer shall deliver, or shall cause to be delivered, to Sellers the items set forth below:

                  (i) the Closing Stock Payment and the Closing Tidewater
         Payment;

                  (ii) the Notes;

                  (iii) a certificate, dated the Closing Date signed by the Vice Chairman, Chief Executive Officer or a Vice President of Buyer, to the effect set forth in Sections 9.1, 9.2 and 9.3;

                  (iv) a copy of Buyer's certificate of incorporation and bylaws and all amendments thereof to date, certified as of a recent date by the Secretary of State of Delaware and by the Secretary or an Assistant Secretary of Buyer, and accompanied by a certificate of good standing as of a recent date for Buyer, certified by the Secretary of State of Delaware;

                  (v) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer; and

                  (vi) such other documents and instruments as Sellers may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

     10.3 Default by Any Seller at the Closing. If any Seller shall fail or refuse to deliver any of the Shares as provided in Section 3.1(a) or to take any other action required by this Agreement to have been taken prior to or at the Closing, such failure or refusal shall not relieve such Seller or any other Seller of their obligations under this Agreement and Buyer, at its option and without prejudice to its rights against any such defaulting Seller, may either
(i) acquire all the Shares which the non-defaulting Sellers have agreed to sell to Buyer hereunder pursuant to the allocation set forth in Schedule 1.1 hereto (in consideration for which the Purchase Price shall be reduced by the amount which would otherwise have been payable to the defaulting Seller), or (ii) determine to not make such acquisition and terminate all of its obligations hereunder. Sellers acknowledge that the Shares are unique and agree that in addition to any other remedies against a defaulting Seller, Buyer shall have the right, without limitation, to seek and obtain all available equitable remedies to enforce delivery of the Shares hereunder, including, without limitation, an action or suit for specific performance.

     10.4 Accounts Receivable From Employees of Company. With respect to any accounts or notes receivable from employees of the Company or any Company Subsidiary to the Company or any Company Subsidiary that exist at the close of business on the Closing Date and that remain unpaid and uncollected 180 days following the Closing, and with respect to the receivable for Baird as identified in Section 5.14(d) of the Disclosure Statement (collectively, the "Covered Receivables"), J. Russell Parker, III shall pay to Buyer, within five business days after receipt of a listing of all such Covered Receivables, the unpaid balance thereof. If the amount of such payment shall be in dispute, J. Russell Parker, III shall pay the undisputed portion, if any, and the parties shall attempt in good faith to resolve the dispute. If the parties are unable to resolve the dispute within 30 days following receipt by J. Russell Parker, III of such listing of unpaid Covered Receivables, the dispute shall be resolved by arbitration in accordance with Section 13.8. Buyer shall cause any Covered Receivable for which Buyer has been paid under this Section to be assigned to J. Russell Parker, III. Any proceeds received thereafter with respect to such assigned receivables shall be the property of J. Russell Parker, III, and if received by Buyer, the Company or any other Seller, shall be paid to J. Russell Parker, III. Prior to such assignment, Buyer shall use reasonable efforts to collect, in accordance with their terms, all Covered Receivables and, upon prior notice, shall provide J. Russell Parker, III or his designated representatives during normal business hours with reasonable access to Company's books and records concerning the Covered Receivables.

     10.5 Remittance of Payments. From and after the Closing, Sellers shall immediately remit to Company, in the form received, any payments which they or any affiliate may receive (such as payments of accounts receivable) which properly belong to Company or any Company Subsidiary.

     10.6 Confidential Information. From and after the Closing, unless expressly consented to in writing by Buyer, Sellers shall not, and shall use best efforts to cause all affiliates not to, directly or indirectly, use or disclose to any third person, any trade secret, financial data, customer list, pricing or marketing policies or plans or other proprietary or confidential information relating to Buyer, any Company Subsidiary or Company.

                    SECTION 11. TERMINATION AND ABANDONMENT

     11.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

         (a) by Buyer or Sellers owning not less than 51% of the Shares, if the Closing has not occurred by November 10, 2000;

         (b) by mutual consent of Buyer and Sellers owning not less than 51% of the Shares;

         (c) by Buyer, pursuant to Section 10.3 or if any representation or warranty of any Seller made in or pursuant to this Agreement is untrue or incorrect in any material respect, any Seller materially breaches the covenants or other terms of this Agreement or any of the conditions precedent to Closing contained in Section 8 are not satisfied; or

         (d) by Sellers owning not less than 51% of the Shares, if any representation or warranty of Buyer made in or pursuant to this Agreement is untrue or incorrect in any material respect, Buyer materially breaches the covenants or other terms of this Agreement or any of the conditions precedent to Closing contained in Section 9 are not satisfied.

     11.2 Procedure for Termination. A party terminating this Agreement pursuant to Section 11.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party; provided, however, that if such termination is by Buyer pursuant to Section 11.1(c) as a result of an intentional misrepresentation by any Seller of any material representation or warranty contained in this Agreement or an intentional breach by any Seller of any material covenant contained in this Agreement, or if such termination is by Sellers pursuant to Section 11.1(d) as a result of an intentional misrepresentation by Buyer of any material representation or warranty contained in this Agreement or an intentional breach by Buyer of any material covenant contained in this Agreement, nothing herein shall affect the non-breaching party's right to damages on account of such other party's breach.

                          SECTION 12. INDEMNIFICATION

     12.1 Indemnification by Sellers. Subject to Sections 12.5 and 13.2, in the event the Closing hereunder is consummated, Sellers shall severally and not jointly, indemnify and hold Buyer, Company and their respective officers, directors and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements (after taking into account any Net Tax Benefit (hereinafter defined) realizable by, and insurance and indemnity proceeds paid by third parties to, Buyer, the Company or the indemnified party with respect thereto, net of any costs of collection) ("Damages"), which Buyer or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any breach of any representation or warranty of Company or such Seller made in or pursuant to this Agreement (other than the representations and warranties set forth in Section
5.17 for which there shall be no obligation to indemnify, unless such breach is willful, other than as set forth in Section 12.6 below); (b) any breach of the covenants in Sections 7.2 or 10.4 of this Agreement; and (c) any liability of Company or any Company Subsidiary for money borrowed existing on the Closing Date and not reflected in the Balance Sheet or disclosed in this Agreement or the Disclosure Statement other than money borrowed in the ordinary course of business in connection with the acquisition of assets or the repayment of liabilities. "Net Tax Benefit" means the tax effect of any item of loss, deduction or credit or any other item (including increase in tax basis of assets of Company or any Company Subsidiary) which decreases Taxes paid or payable including any interest in respect thereto or interest that would have been payable but for such item, net of increase in Tax resulting from the receipt of the indemnity payment. In addition to the foregoing, J. Russell Parker, III shall indemnify Buyer and hold Buyer harmless from the combined state and federal tax, if any, incurred by Buyer arising from any purchase of any of the Distributions Items from Buyer by J. Russell Parker, III in accordance with
Section 2.1 hereof.

     12.2 Indemnification by Buyer. In the event the Closing hereunder is consummated, Buyer shall indemnify and hold Sellers harmless against and in respect of any and all Damages which Sellers may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any breach of any representation or warranty of Buyer made in or pursuant to this Agreement; or
(b) any breach of any covenant in Sections 7.2 or 10.4 of this Agreement. To the extent that Buyer does not obtain complete releases of the Personal Guaranties in accordance with Section 9.7 hereof and such condition to closing is waived by the other parties hereto, Buyer shall fully indemnify J. Russell Parker, III and his spouse against, and shall hold each of them completely harmless from, any liabilities, damages, costs, expenses or obligations of any kind or nature arising directly or indirectly in connection with the Personal Guaranties, including but not limited to reasonable legal fees and costs.

     12.3 Inter-Party Claims. A party seeking indemnification pursuant to this Section (the "Indemnified Party") shall notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The failure of the Indemnified Party to give notice of a claim promptly after becoming aware of the existence of the basis of such claim shall reduce and limit the Indemnified Party's rights under this Section 12.3 to the extent failure to give prompt notice prejudices the Indemnifying Parties ability to mitigate the Damages arising therefrom. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

     12.4 Third Party Claims.

         (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion in writing by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 12.3). The failure of the Indemnified Party to give such notice shall reduce and limit the Indemnified Party's rights under this Section 12.4(a) to the extent failure to give prompt notice prejudices the Indemnifying Parties ability to defend such third party claim or to mitigate the Damages arising therefrom. The Indemnifying Party shall have the right, upon notice to the Indemnified Party within ten business days after the receipt of notice from the Indemnified Party, to undertake the defense of such claim with counsel satisfactory to the Indemnified Party (it being agreed that Drinker Biddle & Reath LLP and McGuireWoods LLP are satisfactory) or, with the consent, which shall not unreasonably be withheld or delayed, of the Indemnified Party, to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to so undertake and diligently prosecute the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 12.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

         (b) The election by the Indemnifying Party, pursuant to Section 12.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

         (c) Notwithstanding anything herein to the contrary, if a party receives notice from a taxing authority proposing an adjustment to any Taxes for which any other party hereto may be obligated to indemnify under this Agreement, the indemnified party shall give prompt notice thereof to the indemnifying party that describes such proposed adjustment in reasonable detail. The failure to give such prompt notice shall reduce and limit the obligations of the indemnifying party to the extent such failure prejudices the ability of the indemnifying party to contest such Taxes.

     12.5 Limitations and Requirements.

         (a) Sellers shall have no obligation to indemnify Buyer or any other person against Damages pursuant to Section 12.1(a) or (b) of this Agreement arising out of or based upon any breach of any representation, warranty or covenant made in or pursuant to this Agreement or any Seller Transaction Document or Company Transaction Document unless and until the aggregate of all such Damages suffered or incurred by Company, Buyer and such persons exceeds $200,000 (the "Deductible"); in which event Company, Buyer and such persons shall be entitled to indemnification for the full amount of all Damages up to the Cap (hereinafter defined) suffered or incurred in excess of $200,000; provided, however, that the above limitation shall not be applicable to any claim for Damages based upon a willful breach of any representation or warranty, or upon a breach of any representation or warranty made in or pursuant to Sections 4.3, 5.4 or 5.19 hereof or the covenants in Sections 7.2 and 10.4; provided further that the Deductible for breach of the representations and warranties in Section 5.19 in so far as they relate to income Taxes shall be $10,000.

         (b) In the absence of fraud, Sellers shall not be obligated to indemnify Buyer or any other person against Damages pursuant to Section 12.1 of this Agreement arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement or any Seller Transaction Document or Company Transaction Document to the extent that payments thereof by Sellers to Buyer or other Indemnified Parties or reasonably paid to third parties for the benefit of Buyer pursuant to the terms of this Agreement exceed $3,000,000 (the "Cap") in the aggregate; provided, however, that the above limitation shall not be applicable to any claim for Damages based upon a willful breach of any representation or warranty, or upon a breach of any representation or warranty made in or pursuant to Sections 4.3, 5.4 or 5.19 hereof. On the first and each subsequent anniversary of the Closing Date, the remaining Cap shall be reduced by a sum equal to $750,000, less the amount of pending indemnity claims.

         (c) Except as may otherwise expressly be provided in this Agreement, no claim arising out of or based upon any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement or any Transaction Document shall be made unless a claim arises and written notice pursuant to Section 12.3 is delivered to the Indemnifying Party on or before the Survival Date set forth therein.

         (d) Sellers shall have no rights, hereunder or otherwise, to make any claim, whether for indemnification or contribution or otherwise, against the Company with respect to (i) any inaccuracy in or breach of any representation or warranty of Sellers or Company made in or pursuant to this Agreement or any Company Transaction Document, (ii) any breach or non-fulfillment of any covenant or obligation of Sellers or Company contained in this Agreement or any Company Transaction Document; or (iii) any matter arising entirely from events occurring prior to Closing, as to which matters the Sellers hereby irrevocably release the Company from liability.

         (e) Notwithstanding any other provision of this Agreement, Sellers shall not be liable for any Damages suffered by a Buyer to the extent that an amount has been reserved, provided or allowed for in the Balance Sheet of the Company, and no party shall be required to pay Damages with respect to any claim which is contingent unless and until such contingent claim becomes an actual liability of the indemnified party and is due and payable, so long as such claim was timely submitted pursuant to this Section 12.

         (f) Notwithstanding any other provision of this Agreement, an indemnified party's liability under this Section 12 shall be reduced and limited to the extent that the liability results from a failure on the part of any indemnified party or any Affiliate to exercise good faith in not jeopardizing or prejudicing the interests of the indemnifying party or otherwise arises out of any action taken or omitted to be taken by an indemnified party or its Affiliates.

         (g) No party to this Agreement, nor any Indemnified Party, shall seek or be entitled to damages for lost profits, harm or injury to reputation or lost opportunities in any claim for indemnification under this Section 12, nor shall such party or Indemnified Party accept payment of any award or judgement for such indemnification to the extent that such award or judgement includes such damages.

         (h) Notwithstanding anything herein to the contrary, the Sellers shall not be liable for indemnification pursuant to Section 12.1 to the extent that there exists insurance or other third party indemnity obligations which would otherwise diminish the amount of damages, and then only unless and until the Company shall have used commercially reasonable efforts to collect under such insurance or other indemnity obligation; provided that in the event an Indemnifying Party makes and indemnification payment hereunder for a claim that is the subject of a later insurance or indemnity payment by a third party, the Indemnified Party will pay over to the Indemnifying Party the lesser of (i) the amount of such insurance or third party indemnity payment (net of any costs of collection) or (ii) the amount paid by the Indemnifying Party in respect of such claim.

         (i) The indemnification provided in this Section 12 shall constitute the exclusive remedy for breach of the representations, warranties, covenants and agreements contained in this Agreement and any other matters arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, and whether any claims or causes of action asserted with respect to such matters are brought in contact, tort or any other legal theory whatsoever. Notwithstanding the forgoing sentence, nothing in this Section 12.5(e) shall in any way limit the rights or any of the remedies that the parties may seek against each other in the event of fraud.

     12.6 Reimbursement Separate From Indemnity. If the amount expended by Company after the Closing Date for repairs and replacements (including 30-day punchlist items) on homes Completed and for which closing of the sale thereof has occurred prior to Closing exceeds in the aggregate $600,000 for the twelve month period following the Closing Date; or $200,000 for the corresponding twelve-month period ending in October 12, 2002; or $100,000 for the corresponding twelve-month period ending in October 12, 2003; or $100,000 for the corresponding twelve-month period ending in October 12, 2004, respectively, Buyer shall be entitled to reimbursement by Sellers, severally and not jointly, for all such excess expenditures in each of such fiscal years, which shall be paid in full within 30 days of a request therefor in writing to the Sellers accompanied by a listing of such expenditures in reasonable detail.

     12.7 Limited Right of Set-Off. In the event that Buyer determines in good faith that the amount of Damages (after giving effect to Section 12.5) for which it is entitled to indemnification pursuant to Section 12.1 is more than 20% of the aggregate principal amount remaining to be paid to Sellers under all of the Notes, Buyer and Company shall have a right of set-off with respect to the amount of such Damages (the "Set-Off Amount"), subject to a final determination of the actual amount of indemnification (the "Actual Amount") and to the following provisions of this Section. Any Set-Off Amount shall decrease the payments due under the Notes, on a pro rata basis as indicated on Schedule 1.1, beginning on the next occurring payment date (the "Set-Off Date"). If the Set-Off Amount is in excess of the Actual Amount (upon determination thereof), such excess shall be treated as outstanding principal under the Notes, allocated on a pro rata basis, bearing interest from the Set-Off Date at the interest rate stated under the Notes, with payment of the resulting principal and interest to be due within ten (10) business days of the date on which the Actual Amount is determined. If any set-off occurs hereunder, the Notes shall remain in full force and effect until there is a final determination of the Actual Amount and full payment under the Notes as required by this Section.

                           SECTION 13. MISCELLANEOUS

     13.1 Meaning of Knowledge and Severally But Not Jointly. All references in this Agreement to Knowledge of the Company respecting a particular matter shall conclusively be deemed and presumed to mean the actual knowledge only of the persons listed in Schedule 13.1. References in this Agreement to the effect that the Sellers are "severally and not jointly" liable or obligated, whether under Sections 4 or 12 or otherwise, shall conclusively be deemed and presumed to mean that any liability or obligation of the Sellers shall be allocated and limited in accordance with the "Allocation Percentages" of the Purchase Price to the Sellers, as set forth in paragraph (c) on Schedule 1.1 hereof, with the understanding that the enforcement of such liabilities or obligations may be pursued, in the sole discretion of Buyer or Company, against all or any of the Sellers.

     13.2 Survival. The representations and warranties made by the parties in this Agreement (including the Disclosure Statement) or any Transaction Document will survive the Closing solely for the purposes of Sections 12.1 and 12.2 and shall terminate on the earlier of (a) 30 days after receipt of Buyer of the audited financial statements for Buyer for the fiscal year ending June 30, 2001 and (b) September 30, 2001, after which no party may bring any action or present any claim for a breach of such representations and warranties (the "Survival Date"); provided that (i) the Survival Date for the representations and warranties in Section 5.24 shall be August 31, 2004, and (ii) the Survival Date for the representations and warranties in Section 5.19 shall be the date of expiration of the applicable statute of limitations; provided that a claim for indemnification pursuant to Section 12.1 or 12.2 shall survive the Survival Date, if written notice, given in good faith, of the specific claim (including appropriate details) thereof is given to the Sellers or Buyer, as the case may be, on or before the Survival Date. The representations in Sections 4.3 and 5.4 shall survive indefinitely. None of the covenants and agreements contained in this Agreement shall survive the Closing Date, except for the covenants in Sections 7.2, 10.4 and 12 of this Agreement, and such surviving covenants shall survive only for such period as is prescribed by the applicable statute of limitations.

     13.3 Disclosure Statement.

         (a) Certain of the representations and warranties set forth in this Agreement contemplate that there will be a Disclosure Statement setting forth information that might be "material" or have a "material adverse effect." The Company and Sellers may, at their option, include in such Disclosure Statement items that are not material or are not likely to have a material adverse effect in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a material adverse effect, to establish any standard of materiality or material adverse effect, or to define further the meaning of such terms for purposes of this Agreement.

         (b) Any matter disclosed for any purpose in any Section of the Disclosure Statement shall be deemed disclosed for any other purpose in such or any other Section of the Disclosure Statement if it would reasonably be understood to relate to matters called for by such other Section.

     13.4 Further Assurances. Each party hereto shall use best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the ownership of Company to Buyer. Sellers shall, for five years after the Closing, retain their various books and records relating to Company and the Company Subsidiaries and shall, upon prior notice, provide Buyer and its authorized representatives reasonable access thereto. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated hereby or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

     13.5 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer, sales, use, documentary and similar taxes and recording and filing fees incurred in connection with the transactions contemplated herein shall be borne by Sellers (and not by Company).

     13.6 Public Announcements. Prior to the Closing, neither Company, Sellers nor Buyer shall make any public announcement or disclosure relating to the transactions contemplated herein without the prior agreement of each other party hereto, provided that each party shall use best efforts to consult with the other in advance of any disclosure required by law, but the agreement of the other parties hereto shall not be required.

     13.7 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To Buyer:       Orleans Homebuilders, Inc.
                                  One Greenwood Square
                                  Bensalem, PA  19020
                                  Telephone:  (215) 245-7500
                                  Fax:  (215) 633-2350
                                  Attention:  Benjamin D. Goldman

                  with a copy to: Drinker Biddle & Reath LLP
                                  One Logan Square
                                  18th and Cherry Streets
                                  Philadelphia, PA  19103
                                  Telephone:  (215) 988-2700
                                  Fax:  (215) 988-2757
                                  Attention:  Howard A. Blum, Esq.

                  To Sellers:        To the addresses set forth in the
                                     employment records of the Company

                  with a copy to:   McGuireWoods LLP
                                    One James Center
                                    901 East Cary Street
                                    Richmond, Virginia 23219
                                    Telephone:  (804) 775-4322
                                    Fax:  (804) 698-2069
                                    Attention:  Leslie A. Grandis

     13.8 Assignment and Benefit.

         (a) Buyer may assign this Agreement in whole to any subsidiary or to any person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to Buyer. Sellers shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Buyer. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

         (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

     13.9 Arbitration.

         (a) All disputes arising out of or relating to this Agreement (excluding disputes arising under Section 10.5 hereof or the other written agreements or instruments contemplated herein, which shall be governed by their own terms) which cannot be settled by the parties shall promptly be submitted to and determined in arbitration in Richmond, Virginia pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided that nothing herein shall preclude the Buyer from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies in the case of any breach or threatened breach by any Seller of Section 1 hereof. The decision of the arbitrator shall be final and binding upon the parties and judgement upon such decision may be entered in any court of competent jurisdiction.

         (b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

         (c) Such arbitrators shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

     13.10 Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect, and Buyer, on the one hand, and Sellers owning, in the aggregate, Shares constituting at least 51% of those shares to be sold to Buyer hereunder, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other, (b) waive any inaccuracies in representations and warranties by the other, (c) waive compliance by the other with any of the obligations contained in this Agreement, or (d) waive the fulfillment of any condition precedent to the performance under this Agreement of the waiving party. Any such amendment, modification, extension or waiver shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

     13.11 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Virginia (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.

         EACH OF SELLERS HEREBY AGREES THAT ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER PERMITTED TO BE BROUGHT IN COURT BY THE TERMS OF THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE COMMONWEALTH OF VIRGINIA, IN THE CITY OF RICHMOND OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA. SELLERS EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED BY SUCH COURTS IN CONNECTION WITH SUCH ACTION OR PROCEEDING. THE SELLERS HEREBY APPOINT J. RUSSELL PARKER, III AS THE SOLE AGENT FOR SERVICE OF PROCESS FOR ANY ACTION OR PROCEEDING BEFORE ARBITRATORS OR IN SUCH COURTS. EACH SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION SUCH SELLER MAY HAVE, NOW OR HEREAFTER, TO THE VENUE OF ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     13.12 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

     13.13 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

     13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     13.15 Entire Agreement. This Agreement, together with the Disclosure Statement and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. Without limiting the scope of the foregoing, the parties specifically acknowledge and agree that all employment agreements, shareholder agreements, subscription agreements and any similar agreements regarding the Shares that any Seller entered into at any time prior to the Closing hereunder, including without limitation (a) the Shareholders Agreement dated June 1993 (regarding Class B shareholders of the Company), (b) the Shareholders Agreement dated July 1998 (regarding Class C shareholders of the Company), and (c) the Executive Subscription Agreements, are hereby terminated and superseded in all respects, and the applicable Sellers hereby waive any and all rights arising under such agreements with respect to the transactions contemplated by this Agreement. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither Buyer nor Sellers shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

                          (Next Page is Signature Page)

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the first date written above.


Buyer:                           Orleans Homebuilders, Inc.


                                 By:      /s/ Benjamin D. Goldman
                                          -------------------------------
                                 Name:         Benjamin D. Goldman
                                          -------------------------------
                                 Title:        Vice Chairman
                                          -------------------------------



Company:                         Parker & Lancaster Corporation


                                 By:      /s/ J. Russell Parker, III
                                          --------------------------
                                          J. Russell Parker, III
                                          President


Sellers:
                                 /s/ Michelle Canovai
                                 -----------------------------------
                                          Michelle Canovai


                                 /s/ Jeffrey C. Guernier
                                 -----------------------------------
                                          Jeffrey C. Guernier


                                 /s/ J. Phillip Harris
                                 -----------------------------------
                                          J. Phillip Harris


                                 /s/ J. Russell Parker, III
                                 ---------------------------
                                          J. Russell Parker, III


                                 /s/ L. Anthony Piccola
                                 -----------------------------------
                                          L. Anthony Piccola


                                 /s/ Scott C. Smith
                                 -----------------------------------
                                          Scott C. Smith

               Schedules and Exhibit to Stock Purchase Agreement*
               --------------------------------------------------



Schedule 1.1             Allocation of Consideration Among Selling Stockholders.

Schedule 2.1             Distribution Items.

Schedule 8.3             Required Third Party Consents to Transaction.

Schedule 13.1            Definition of "Knowledge" of Sellers.

Disclosure Statement     Information Concerning Sellers' Representations and
                         Warranties Regarding Parker & Lancaster Corporation.

Exhibit A                Form of Note.




*Copies will be furnished to the Commission upon request.